The following is a transcript of the earnings conference call of RAIT Financial Trust, or RAIT, held on February 28, 2008.

FORWARD LOOKING STATEMENTS

This filing, including information included or incorporated by reference in this filing, may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements include, but are not limited to, statements about future financial and operating results and performance, statements about RAIT’s plans, objectives, expectations and intentions with respect to future operations, products and services; and other statements that are not historical facts. These forward-looking statements are based upon the current beliefs and expectations of RAIT’s management and are inherently subject to significant business, economic and competitive uncertainties and contingencies, many of which are difficult to predict and generally beyond the control of RAIT. In addition, these forward-looking statements are subject to assumptions with respect to future business strategies and decisions that are subject to change. Actual results may differ materially from the anticipated results discussed in these forward-looking statements.

The following factors, among others, could cause actual results to differ materially from the anticipated results or other expectations expressed in the forward-looking statements: those discussed and identified in RAIT’s public filings with the Securities and Exchange Commission, including its annual report on Form 10-K for the year ended December 31, 2007.

These risks and uncertainties also include the following factors: adverse market developments and credit losses have reduced, and may continue to reduce, the value of trust preferred securities, or TruPS, subordinated debentures and other debt instruments directly or indirectly held by RAIT; adverse market developments have reduced, and may continue to reduce, the value of other assets in RAIT’s investment portfolio; RAIT’s liquidity may be impaired by the reduced availability of short-term and long-term financing, including a reduction in the market for securities issued in securitizations and in the availability of repurchase agreements and warehouse facilities; RAIT’s liquidity may be adversely affected by margin calls; RAIT may be unable to obtain adequate capital at attractive rates or otherwise; payment delinquencies or failure to meet other collateral performance criteria in collateral underlying RAIT’s securitizations have restricted, and may continue to restrict RAIT’s ability to receive cash distributions from RAIT’s securitizations and have reduced, and may continue to reduce, the value of RAIT’s interests in these securitizations; failure of credit rating agencies to confirm their previously issued credit ratings for debt securities issued in RAIT’s securitizations seeking to go effective may restrict RAIT’s ability to receive cash distributions from those securitizations; covenants in RAIT’s financing arrangements may restrict RAIT’s business operations; fluctuations in interest rates and related hedging activities against such interest rates may affect RAIT’s earnings and the value of RAIT’s assets; borrowing costs may increase relative to the interest received on RAIT’s investments; RAIT may be unable to sponsor and sell securities issued in securitizations, and, even if RAIT is able to do so, RAIT may be unable to acquire eligible securities for securitization transactions on favorable economic terms; RAIT may experience unexpected results arising from litigation; RAIT and RAIT’s subsidiary, Taberna Realty Finance Trust, may fail to maintain qualification as real estate investment trusts, or REITs; RAIT may fail to maintain exemptions under the Investment Company Act of 1940; geographic concentrations in investment portfolios of residential mortgage loans could be adversely affected by economic factors unique to such concentrations; the market value of real estate that secures mortgage loans could diminish further due to factors outside of RAIT’s control; adverse governmental or regulatory policies may be enacted; management and other key personnel may be lost; competition from other REITs and other specialty finance companies may increase; and general business and economic conditions could impair credit quality and loan originations.

You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of the conference call referenced in this filing or the date of any document incorporated by reference in this filing. All subsequent written and oral forward-looking statements concerning the matters addressed in this filing and attributable to RAIT or any person acting on its behalf are expressly qualified in their entirety by the cautionary statements contained or referred to in this section. Except to the extent required by applicable law or regulation, RAIT undertakes no obligation to update these forward-looking statements to reflect events or circumstances after the date of this filing or to reflect the occurrence of unanticipated events, except as may be required by law.

DISCLAIMER

The information contained in this transcript is a textual representation of RAIT’s conference call and while efforts were made to provide an accurate transcription, there may be material errors, omissions or inaccuracies in the reporting of the substance of the conference calls. In no way does RAIT assume any responsibility for any investment or other decisions made based upon the information provided on in this event transcript. Users are advised to review RAIT’s conference call itself and RAIT’s SEC filings before making any investment or other decisions.

CORPORATE PARTICIPANTS

Andres Viroslav

RAIT Financial Trust — VP and Director of Corporate Communications

Daniel Cohen

RAIT Financial Trust — CEO

Jack Salmon

RAIT Financial Trust — CFO

Betsy Cohen

RAIT Financial Trust — Chairman of the Board

Scott Schaeffer

RAIT Financial Trust — President and COO

CONFERENCE CALL PARTICIPANTS

Andrew Wessel

JPMorgan — Analyst

David Fick

Stifel Nicolaus — Analyst

Jason Arnold

RBC Capital Markets — Analyst

Jason Deleeuw

Piper Jaffray — Analyst

PRESENTATION

Operator

Good day, ladies and gentlemen and welcome to the Q4 2007 RAIT Financial Trust earnings conference call. My name is Andrea, and I will be your coordinator for today. At this time, all participants are in a listen-only mode. We will conduct the question-and-answer session towards the end of this conference.

(OPERATOR INSTRUCTIONS)

I would now like to turn the presentation over to your host for today, Mr. Andres Viroslav, Vice President and Director of Corporate Communications. Please proceed, sir.

Andres Viroslav - RAIT Financial Trust — VP and Director of Corporate Communications

Thank you, Andrea and good afternoon to everyone. Thank you for joining us today to review RAIT Financial Trust’s fourth quarter and fiscal 2007 financial results. On the call with me today are Daniel Cohen, Chief Executive Officer; Betsy Cohen, Chairman of the Board; and Jack Salmon, our Chief Financial Officer. This afternoon’s call is being webcast on our website at www.raitft.com. There will be a replay of the call available via webcast on our website and telephonically beginning at approximately 5:00 p.m. Eastern Time today. The dial in for the replay is 888-286-8010 with a confirmation code of 85751563.

Before I the turn the call over to Daniel, I would like to remind everyone that there may be forward-looking statements made in this call. These forward-looking statements reflect RAIT’s current views with respect to future events and financial performance. Actual results could differ substantially and materially from what RAIT has projected. Such statements are made in good faith, pursuant to the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Please refer to RAIT’s press releases and filings with the SEC for factors that could affect the accuracy of our expectations or cause our future results to differ materially from those expectations. Participants may discuss non-GAAP financial measures in this call. A copy of RAIT’s press release containing financial information, other statistical information and a reconciliation of non-GAAP financial measures to the most directly comparable GAAP financial measures is attached to RAIT’s most recent current report on Form 8-K, available at RAITs website under Investor Relations. RAIT’s other SEC filings are also available through this link. RAIT does not undertake to update forward-looking statements in this call or with respect to matters described herein, except as may be required by law.

Now I would like the turn the call over to RAIT’s CEO, Daniel Cohen.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you very much, Andres, and thank all of you for being with us this afternoon.

Obviously the second half of 2007 was a difficult time for all — for many companies, almost all companies in the financial sector. The closure of the capital markets and the lack of liquidity overall have led to unprecedented repricing of risk and debt and equity financing. And as you can see from the change in our book value, and as Jack will go over, from our tangible book today to tangible — or tangible book as of December 31st, the tangible book as of January 1st, if you only look at the assets you really don’t get a full picture of the value of the matched book that we have, and that we have to continue to generate our earnings. Our underlying borrowers, however, suffered substantial stress as well as valuation of the assets that we hold. Our fourth quarter results our book value and economic book value attest to this for the noncash charges, charges which have not affected our cash flow.

However, the company continues to generate substantial cash flow. It generated $0.47 per share this quarter of adjusted earnings and continues to generate cash flow which, as we detailed in our press release and will further detail in our 10-K, we expect to be $214.3 million of gross cash flow this year, before servicing our convertible debt or our preferred equity and our overhead expenses. This provides cash flow ample to pay our dividend. We feel that these are important performance measures for investors to review, as well as our REIT taxable income, since the company refers to them when considering our common dividend levels. We also reported our economic book value at the end of the quarter of $10.52 per share. This included the negative value attributed to effective hedges, as interest rates declined over the quarter, as well as approximately $196 million of net temporary impairments in our available for sale securities portfolio during the fourth quarter. We believe economic book value is a valuable measure for shareholders to facilitate the valuation of us without the effect of unrealized losses on investment in excess of our value at risk. But of course it does incorporate the negative impact of hedges, which are effective hedges against which we match our assets and our liabilities.

Now looking forward, during 2008 we will focus on delivering cash flow and cash flow results and growing our businesses of working with third parties and commercial banks to fund new loan growth. We also expect to see fee income continue over the year, and joint ventures on the development of funds, to take advantage of dislocation in the marketplace. We are starting to see good opportunities now out there and continued opportunities to fund loans.

To accomplish this we are executing on the following. In the near term, we are maintaining our balance sheet and growing our fee income. Our origination efforts are geared towards our domestic commercial real estate lending platform, which currently generates more than 55% or $119 million of the annualized gross cash flow. We continue to lend in Europe, with approximately $528 million of available capital to lend into European real estate related assets as of December 31st, 2007. We currently manage $1.7 billion of real estate-related collateral in Europe, which generates approximately $13.6 million of gross cash flow for us. We expect to continue to earn new origination fees and incremental asset management fees as these available funds are invested. We have not yet experienced — we have not experienced any significant impairment in this portfolio.

In today’s market environment, the use of securitization techniques to finance structured assets is simply not an option. We are quickly reverting to life without access to these sophisticated debt capital market techniques. Specifically, we have and expect to finance our commercial real estate lending pipeline through commercial real estate loan repayments in our existing portfolios, recycling capital and revolving debt capacity with our current real estate securitizations, and reinvesting proceeds from pay backs at higher rates with low cost, long-term sources of funding. We are expanding our commercial bank lines of credit and our commercial bank line partners — I will talk about this briefly in a second — and we are continuing to sell senior participations in loans that we originate, as well as continuing to develop sources of joint venture capital.

Now we have closed on a number of these sources over the fourth quarter and really into the first quarter of this year, and we expect to expand these sources as our origination network can be used to take advantage of the dislocations today in today’s real estate environment. We have reduced - we do this, we expand our asset origination for third parties and maintaining our balance sheet and trying to redeploy capital into higher-yielding assets; at the same time, we’re maintaining our balance sheet and reducing our exposure to short-term repurchase financing. We have done that by $74 million in the fourth quarter, with a year-end balance of short-term repurchase financing of $138 million. This represents a reduction of more than $1 billion since December 31st of 2006. We are focusing on reducing our remaining exposure, and we expect to manage that balance down even further during 2008.

Though we expect to generate approximately $58 million of gross cash flow from our domestic TruPS assets under management, we have stopped originating new domestic TruPS. This has in turn led to cutting back personnel that previously were responsible for originating this asset class. This severance does effect our financial results, and we will continue to reduce — that showed up in our fourth quarter financial results, but we are continuing to reduce our expenses where it might be appropriate. Subsequent to December 31st, I will point out, we have originated approximately $125 million in new commercial real estate loans, and financed a majority of the transactions via the sale of senior participations to banking relationships and institutional investors. We have closed on approximately $150 million of assets in Europe since then as well.

I will give you an example of the kind of business that we are seeing. We made a $70 million loan against a property in New York City, with a rate of a LIBOR plus 375 and a floor of 8.35%. The loan to value was substantially below what we have been seeing in the previous quarter, approximately less — less than 70%. The loan was funded primarily with the sale of senior participations to three participants. We expect the fully funded IRR to be above 40%, and we earned fee income. We invested only about $4 million of our own capital. These types of opportunities will continue to be there. We will also pursue opportunities that we see through our bank partners, and we expect today’s environment to be fruitful to deploy our capital when it becomes available in permanent funding vehicles, on balance sheets, and in combination with third parties.

This has been a challenging market over the last 9 months, and we believe it will continue to be challenging going forward. We will make sure that we maintain adequate liquidity and we won’t be over-extending ourselves. However, we do believe that we are beginning to see openings that can be turned into opportunities. On the origination side, we are seeing a beginning of steady demand for very high-quality commercial lending opportunities, with favorable pricing. Before I turn the call over to Jack, I would just like to emphasize that while the current market liquidity environment is very difficult, our existing portfolio is solidly generating cash flow and we expect to continue to do so. We believe that we have addressed the key risks in our portfolio, we have adequate liquidity, and though we are currently in a defensive posture in terms of new asset originations, we believe we are building new relationships and taking appropriate steps to position and grow the company over the medium and long-term. On that note, I would like to turn the call over to Jack to go through the financial results, and provide some more details on our quarterly and year-end 2007 results.

Jack Salmon - RAIT Financial Trust — CFO

Thank you, Daniel.

I am going to review our fourth quarter and year-end 2007 financial results. This will provide you with additional insights to the changes in our investment portfolio that Daniel just described, as well as describing the resulting effects on our adjusted earnings and dividends.

First for the financial results in the fourth quarter. Total revenue for the quarter was $35.7 million, which was less than the third quarter revenue of $56 million. This decline reflects payment defaults in our domestic TruPS portfolio; an increase in non-performing loans, primarily in the TruPS portfolio; a $5 million increase in our loan loss reserves; a $13.4 million decrease in the value of our non-hedged derivatives; and a $6.5 million reduction in fees and other income.

During the quarter, we disposed of assets in our securities portfolio at a loss of just under $100 million, which was offset by gains of $117 million upon the partial disposition and deconsolidation of two of our Taberna CDOs. This thereby permanently removed these assets and their related liabilities from our consolidated balance sheet. We adjusted the carrying values of certain TruPS and other securities for other than temporary impairment charges of approximately $93 million. We charged off $5.6 million of certain intangible assets and the entire amount of goodwill, which was $75.6 million. These non-cash asset impairments total $174.5 million, contributing significantly to our $183.5 million net loss for the quarter. The asset impairments for the whole year totaled $517 million, causing a net loss of $379 million after taking into account minority interests.

Turning to adjusted earnings, the net loss of $379 million for all of 2007 compares to $67 million of net income a year ago. The asset impairment charges I described, and other non-cash items, were added back to determining our adjusted earnings of $28.6 million or $0.47 a share for the fourth quarter, and $166.9 million or $2.75 per share for the full year in 2007. This compares to adjusted earnings of $0.49 for the fourth quarter of 2006 and $2.54 for all of 2006. For your benefit a reconciliation of our GAAP net income to adjusted earnings is attached to — schedule 2 to the press release.

Turning to dividends, our adjusted earnings that I just described corresponds to the most recent quarterly dividend of $0.46 per common share that was paid on January 14th, 2008. On an annualized basis, we generated $2.75 of adjusted earnings per share in 2007 and declared dividends of $2.56 per common share.

Our investments in our portfolios have changed significantly as a result of the activity in the last half of 2007, and as I have described we have taken asset impairments in several of the portfolios, which I will now describe. Turning first to our most important portfolio, our commercial real estate mortgage portfolio, we have a total of $2.2 billion of investments in the commercial real estate and asset portfolio, of which $1.3 billion was originated during 2007, compared to the generation of $1.0 billion during 2006. The growth in this portfolio has been significant, although it was primarily done in the first nine months of the year. The CRE investment includes approximately $42 million in non-performing loans at the end of the year, representing just under 2% of the total portfolio. The portfolios are generating returns on our $791 million of invested capital at a rate of over 15% on an annualized basis.

Our second portfolio is our residential mortgage loan portfolio. This represents a portfolio of approximately $4.1 billion of securitized residential mortgages, which has decreased by approximately $100 million since September 30th, 2007, based on the normal repayments of the underlying mortgages. These are high-grade adjustable rate mortgages, which continue to demonstrate good credit performance, with delinquencies on the over 60-day measure equal to just under 1.8% of the portfolio. We have reserves for residential loan losses of approximately $11.8 million at year-end, and we are returning an 8.6% return on approximately $245 million of residual interest in these securitized assets.

Our third portfolio is our domestic TruPS portfolio. This portfolio has just under $6.2 billion of assets under management at year end. Our invested capital of the TruPS portfolio is currently at $241 million as of December 31st, and earns a blended yield of approximately 17%. This portfolio has had the most significant effect on the asset impairment, so let me take a minute to describe that.

All of our available for sale securities are marked to market from a credit perspective, so their estimated fair value is recorded at the end of each quarter. Whenever our estimate of fair value signifies that impairment has occurred, we also assess whether or not the impairment is temporary or permanent in nature. Any permanent asset impairment is recorded as a charge to earnings based on these estimates, based on our estimate of the magnitude of probable loss, offset by the expected recovery for each asset. As of January 30th, 2008, our most recent payment cycle, we experienced a total of seven payment defaults by individual issuers, with a consolidated balance of $236 million, of which $156 million is on non-accrual status at year end. Another three issuers also are in covenant default but made their payments as scheduled.

These issuers represent the majority of the TruPS portfolio that had permanent impairment charges during the second half of 2007. Under current market conditions, caused by incremental temporary mark to market adjustments, we have reported $196 million in changes in fair value through other comprehensive income on our available for sale securities portfolio during the fourth quarter. And through the year ended 2007, for the whole year, we recorded approximately $350 million of net cumulative temporary changes through the OCI adjustment to shareholders’ equity.

Our fourth portfolio is our European portfolio. During the third quarter 2007 we formed our second European based subordinated debt portfolio, which will ultimately hold approximately €900 million of securities when the capital is fully deployed later this year. During 2007 we funded approximately $800 million of assets in the two European portfolios we manage, and at 12/31/07 we still had $516 million of cash available to fund the remaining investments in these two transactions. We funded on our own basis $50.6 million of invested capital in our portfolios. Based on this investment, we expect to generate management fees, origination fees and returns on our investment. The total European assets under management at December 31st of approximately $1.7 billion are expected to generate $13.6 million of net investment income and $7.4 million in asset management fees on an annualized basis.

I would next like to turn to liquidity and capital resources. RAIT has approximately $1.4 billion of invested capital on the $14.3 billion of assets under management at 12/31/07. These assets are generating $214.3 million of annualized gross cash flow. Now from this gross cash flow, we use it to deduct and pay for $40 million of corporate level interest, approximately $38 million of cash compensation and G&A, $13.4 million of preferred dividend requirements, and the resulting net cash flow together with our financing cash flows enable us to repay debt, invest in new assets and pay our common dividends. During 2007 we made significant progress on our goal to reduce our exposure to short-term debt, mostly comprised of repurchase agreements with major investment banks.

Since December 31st of ‘06, in just one year’s time, we have repaid approximately $1 billion of short-term debt, through a combination of asset sales, term debt financing, cash flow from operations and the available cash resources we have as a company. During the fourth quarter we repaid $74 million of repo capacity, thereby reducing our balances at year end to $138.8 million. This repo debt finances our residual interest in our residential mortgage portfolios, and temporary holdings of debt securities from recent CDO transactions.

The other debt in our balance sheet at December 31st is comprised of $710 million of bank and non-CDO based debt including the short-term repos; $50 million of long-term TruPS issued by us; approximately $100 million in secured bank debt under committed commercial bank lines of credit that still have approximately $66 million of capacity today; and also our $425 million of convertible debt. We have limited our use of warehouse facilities in the last four months, in light of the depressed capital markets ,and the need to get lender approval on any new issuers, and the availability of permanent funding alternatives. We continue to maintain adequate liquidity through these capital sources, together with new capital we expect to raise through the anticipated senior bank participations that Daniel described, institutional capital providers and equity sources.

The last item I would like to cover is our economic book value per share. We are in an interesting time in the financial REIT sector, and economic book value is an important non-GAAP alternative measure that management uses in evaluating our performance. The economic book value reflects the adjustments to tangible book value of adding back losses which we have identified and recorded, in excess of the maximum potential loss that we could derive upon ultimate disposition of our assets. This is due to the non-recourse and match-funded nature of our liabilities and our securitizations.

For example, upon disposition of the underlying collateral, RAIT may realize accounting gains under GAAP, as we recover the negative basis we have been forced to record on the asset impairment and asset valuation changes. This situation occurred during the fourth quarter, as I mentioned earlier. We sold off a significant portion of two of our investments in the Taberna 2 and Taberna 5 residual interests. This triggered $117 million gain reflecting the recovery of our negative GAAP basis of these transactions during the quarter. At December 31st, ‘07 our economic book value stands at $10.52 per share, as reflected on schedule one in the press release.

The new event beginning in 2008 is that we have adopted the provisions of FAS 159 regarding fair value accounting. Under this accounting standard, we will record the fair value of CDO debt associated with the Taberna programs. The projected effect on book value and tangible book value will be an increase of $1 billion or $16.57 per share. In the future, all changes in fair value of these selected assets and liabilities will be recorded in earnings, and as a result, management has estimated that there will be no significant changes to RAIT’s economic book value as of January 1, 2008, since we would not be able to expect any specific gains on devalued assets until they’re sold or the effects of repaying debt until it is liquidated. We will begin the first quarter of 2008 with a book value at approximately $22.35 per common share.

Other information is available in our 10-K which will be filed tomorrow and the press release information filed prior to this call.

This concludes my financial report. I would like to turn the call back over to Daniel.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you very much, Jack. I think that the change in book value represents the continuing cash flow of $215 million of gross cash flow that we generate from what we do on a regular basis. Of course in this environment we have to have a defensive stance, but we are working hard to marshall resources, so — without further deploying capital and maintaining the most liquid and least dependence on short-term liabilities that we can, continuing to repay those short term liabilities and looking to take advantage of the environment that we have around us, grow our business in such a way so that we can generate fee income, and we have generated a lot of fee income, as you will see, and as Jack has stated, in 2007, and look to generate substantial cash from fee income in 2008.

And so on that note I will open the — I will ask the operator to ask for questions now.

QUESTION AND ANSWER

Operator

Thank you.

(OPERATOR INSTRUCTIONS)

Your first question comes from the line of Andrew Wessel with JPMorgan. Please proceed.

Andrew Wessel - JPMorgan — Analyst

Hey, guys. I had a question, I guess, I will start with the domestic TruPS portfolio. So you said there’s $241 million in invested capital, we see that in the press release, but as of January 30th, there was $236 million of those domestic TruPS borrowers in default; is that correct?

Jack Salmon - RAIT Financial Trust — CFO

No, the $241 million is our residual, Andrew, against an asset base of about $6.2 billion. In the $6.2 billion there’s about $236 million of non-performing assets at year end. So it is a little bit over, you know, 2%, 3%.

Daniel Cohen - RAIT Financial Trust — CEO

Yes. In the portfolios 8 and 9, we don’t have any non-performing assets. So where we have over $200 million of our — of our invested capital and the $1.1 billion of invested capital, we have no non-performing assets. That’s why on the schedule that we include in the press release, you can see on invested capital in the first — in the, in the deals Taberna 1 through Taberna 7 we have a total of about $40 — $35 million of invested capital that we view as productive capital, not true because in fact we will get, we will get — we have a very short-term horizon in terms of looking at this invested capital as having value, a longer-term horizon relative to our expectation that we will actually get cash flow back in future years but not in current periods.

Andrew Wessel - JPMorgan — Analyst

So there’s a chance then that capital — or in those CDOs where you have the large amount of defaults, that could cause a further writedown in the near term?

Daniel Cohen - RAIT Financial Trust — CEO

The CDOs where we don’t have any, where we are do have defaults, we don’t expect any — any writedowns in the near future, if I understood the question.

Andrew Wessel - JPMorgan — Analyst

Right. Okay. On the commercial real estate side, so of the $26.4 million of loss reserves, how much is allocated to the commercial loans versus residential?

Jack Salmon - RAIT Financial Trust — CFO

It is approximately $14 million on the commercial loans and $11 million, $11.5 million on the residential portfolio.

Andrew Wessel - JPMorgan — Analyst

Okay. And is that $14 million all against the $42 million of NPLs or against a broader base of loans?

Jack Salmon - RAIT Financial Trust — CFO

Essentially against the $42 million.

Andrew Wessel - JPMorgan — Analyst

Okay. And then, in terms of the, of the — I guess is there any trend in your, that you are seeing in your portfolio, in terms of — is it mezz loans that’s causing you most of the problems, is it a specific asset class, is geography or is it all kind of spread out?

Daniel Cohen - RAIT Financial Trust — CEO

We really only have five loans that are causing the problems, and there’s one loan that is causing more problem than the rest of them. But besides that it is really reflective of — of one loan that is causing a problem and then smaller reserves among a variety of things that are transitioning with specific issues, very specific issues. The issues are so specific and idiosyncratic, one of our non-performing loans has a borrower who was to be incarcerated until he got he got hit by a car. That’s on our watch list, and I am just saying, just as an example, it’s idiosyncratic. We don’t see any overall trend in the portfolio of commercial real estate borrowers being charged with crimes and then hit by a car.

Andrew Wessel - JPMorgan — Analyst

Yes, that sounds like a watch list asset, no question.

Daniel Cohen - RAIT Financial Trust — CEO

Yes.

Andrew Wessel - JPMorgan — Analyst

I guess, okay. My last question.

Jack Salmon - RAIT Financial Trust — CFO

(Inaudible) about it, Andrew.

Daniel Cohen - RAIT Financial Trust — CEO

No, actually it is not a good prognosis for him actually.

Andrew Wessel - JPMorgan — Analyst

In terms of the make up, do you — what’s the balance or do you have any kind of conversion or construction loans outstanding?

Daniel Cohen - RAIT Financial Trust — CEO

No. We wouldn’t — no, we don’t have any, we have loans against you know, income producing property in general and the loans that we have outstanding are not for a conversion to condominiums or anything like that, but for transitioning properties in general.

Andrew Wessel - JPMorgan — Analyst

So those would be probably more in your mezz category?

Daniel Cohen - RAIT Financial Trust — CEO

Yes, we don’t look for no, both on mezz and the senior loan category. We don’t have condo conversion. That’s not been an area we specialize in. We are looking now at opportunities in the broken condos and that’s a rental — re-apartment opportunities that should present themselves, where you have cash flow.

Andrew Wessel - JPMorgan — Analyst

Sure. No, that makes sense. I guess just from an analyst perspective, I think in the Q you do a good job breaking out, you know, a lot of other parts of the portfolio, but just in terms of the commercial real estate portfolio, there’s not a lot of color. And I know that you do go into a lot of detail about a fairly broad portfolio, but it would be helpful if we can see more, and maybe we will in the K, kind of description about the commercial real estate portfolio. Obviously in the past that hadn’t been a concern, and now more investors are looking away from your TruPS portfolio to the commercial real estate side to see — basically get some transparency there?

Betsy Cohen - RAIT Financial Trust – Chairman of the Board

If I might just add Andrew, the loans that we have made have what I would consider to be cosmetic fix up components to them, if anything, so really no construction loans at all.

Andrew Wessel - JPMorgan — Analyst

Okay. Great, and then my last question, sorry this is — I am getting a lot in. But this is the last one. Just for the new commercial loans you are originating, so the strategy has been or at least for that one you described, originate loans and you’re putting relatively little capital into them because of the fact that you are simultaneously syndicating off senior interest to other investors, so you hold basically the B note of the senior loans? Is that correct?

Daniel Cohen - RAIT Financial Trust — CEO

Yes, we actually, we take the loan, we syndicate off the A piece and then we actually syndicate off the B piece as well. Our, we do have certain needs to maintain a portfolio, and obviously we want to have the highest yielding assets in our portfolio, but at the same time we are to a certain extent IRR-driven, and the best IRR is when you don’t have your capital involved. Our viewpoint is that in 2008 we will have a building year for this business as the capital markets change. The funding sources in terms of CDOs are not going to be there, CRE CDOs going forward. It is questionable whether 2008 will have CMBS available, and I think I’m being generous in terms of saying that. That having been said, like other marketplaces, our portfolio, which is heavily geared toward apartment and multi-family, is like the conforming borrower, in that they have access to funding provided by Fannie and Freddie, and as rates go down, that funding becomes very attractive to the owners of our properties, which is is good because that allows us to have substantial repayments. It is really in that area where we have gone out and we have tried to work with borrowers to have them refinance into the Fannie or Freddie programs, so we expect to have substantial repositionings of our portfolio as well as situations that you know, just are, there will be an opportunity to recycle our capital. We will be looking for the best opportunity. I would say that in previous periods the senior loans seem to us to be the best opportunities, because the yield on loan to value is very flat. But today, the yield on the first dollar in is still relatively reasonable if you can get it, and it is really even in lower loan to value from the mezzanine side that we think we have great opportunities. So we hope to reposition substantial portions of our portfolio this year and increase our cash flow in that way.

Andrew Wessel - JPMorgan — Analyst

Great. Thank you very much.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you, Andrew.

Operator

Your next question comes from the line of David Fick with Stifel Nicolaus. Please proceed.

David Fick - Stifel Nicolaus — Analyst

Good afternoon. Can you comment just briefly. I was a little bit confused, Daniel, by your comments. I think I heard you say you expect to have to return to the old repo funding model, and yet you have been working on reducing your repo exposure, which obviously is smart to do in a liquidity [environment].

Daniel Cohen - RAIT Financial Trust — CEO

Maybe I could just answer that. The old RAIT funding model, I think we will make sure the transcript reflects that accurately. I apologize if I slurred my words together.

David Fick - Stifel Nicolaus — Analyst

Okay. Maybe I misheard it. That’s fine. Can you talk, where do you currently, in terms of your forward-look, see your you know your net asset growth or run off going over the next couple of quarters and the balance of the year?

Daniel Cohen - RAIT Financial Trust — CEO

Well -

David Fick - Stifel Nicolaus — Analyst

Are you going to be able to redeploy the capital?

Daniel Cohen - RAIT Financial Trust — CEO

Yes, I think we will be able to redeploy the capital, and let me go through this. We have capital, we have funding sources of — that are CDOs that are available for reinvestment over long periods of time, and we expect that to have pay downs within those CDOs which we will be able to redeploy. As I said to Andrew, we think that the majority of those pay downs will be out of the multi-family sector.

David Fick - Stifel Nicolaus — Analyst

Right.

Daniel Cohen - RAIT Financial Trust — CEO

That’s something that we are expecting because those are the — that’s the commercial real estate market that has the best opportunity to — the best opportunity to refinance with the availability of Fannie Mae and Freddie Mac multi-family lending programs. And we will see other repayments sporadically in idiosyncratic assets, where assets are sold or refinanced even, and as people get their bearing on what they’re doing in terms of the financing sources that you saw more traditionally, such as — I wouldn’t say life insurance companies today but really commercial banks more than anything else. So we do see the ability to reposition those assets. What we have been seeing is we have been — over the last couple of quarters, we have been seeing good demand, we have been managing our pipeline in that — in that we are, you know, redeploying our assets. So we could have, you know, great opportunities, we think, and we are looking to build our relationships with commercial banks, with pension funds, with institutional investors. We currently have some of those that we are partnering with on assets but we expect to develop that over the next year.

David Fick - Stifel Nicolaus — Analyst

Okay. But along those lines, some of your CDOs or bonds, high-grade CDO bonds are trading at sort of ridiculous pricing and I am wondering if maybe you might think about deploying some of your newer CDO capacity into repurchasing those bonds at a large discount.

Daniel Cohen - RAIT Financial Trust — CEO

Well, we don’t have the capacity. There’s two things. In general, I don’t think that we would be looking to — to repurchase a lot of our CDO debt because that’s something that might be done opportunistically but not programmatically, and the second thing is that it doesn’t fit into our other CDOs. So our CDOs don’t contain any CDO debt; our commercial real estate CDOs contain investments in commercial real estate.

David Fick - Stifel Nicolaus — Analyst

Okay, others apparently had that flexibility. Okay. Two more questions. I’m a little bit confused. I’m an old accountant, but I don’t get the spread between your expected roughly $22 GAAP book value and your economic book value of $11. What is the primary spread there?

Jack Salmon - RAIT Financial Trust — CFO

David, the most significant aspect of 159 for us is that we will be able to reprice the CDO debt, which has been carried at its original cost, and then it was over the last two years at a relatively low value. But that adjustment is contributing significantly to the whole adjustment of $16.50 that we just described. So the benefit of that, on a go-forward basis, is there will better parity between changes in values on the assets which we have taken through either earnings or OCI over the last -

David Fick - Stifel Nicolaus — Analyst

I get that side of it, but why is that non-economic?

Jack Salmon - RAIT Financial Trust — CFO

Well, we are not liquidating the debt today. So if you write a check for $3.5 billion, you can buy down our debt, which is where it’s priced in the market.

Daniel Cohen - RAIT Financial Trust — CEO

And to a certain extent it reflects, this is my understanding, is that it reflects — it reflects the fact that to a certain extent it is economic but when we defined economic book value we took a definition which was really the amount of capital that was deployed less the charges that we took beyond the at risk capital. So that’s why the economic book value differs somewhat from the tangible book value.

David Fick - Stifel Nicolaus — Analyst

We will come back to that offline. Thanks. Lastly, your dividend policy going forward, I know it is a very difficult subject but if you could just talk about some of the considerations that you’re facing right now, and give a little bit of where the thought process is to what you might do in the next dividend and beyond.

Daniel Cohen - RAIT Financial Trust — CEO

Well, I think we are going to be looking to our cash flow and our adjusted earnings. I think I was very clear at the beginning of the earnings call. We look to our adjusted earnings and our cash flow primarily, and secondarily to our REIT taxable income, in terms of looking to what dividends that we are going to pay out. We expect that that cash flow should continue at the same levels that it has been previously. So, therefore, we would expect that as inasmuch that that cash flow continues and our expected flow comes in, that we will pay the dividends that we have paid previously.

David Fick - Stifel Nicolaus — Analyst

Okay. Thank you.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you, David.

Operator

Your next question comes from the line of Jason Arnold with RBC Capital Markets. Please proceed.

Jason Arnold - RBC Capital Markets — Analyst

Hi guys, just a question about commercial credit performance expectations. Could you share with us your views, particularly on the mezzanine side of your book?

Daniel Cohen - RAIT Financial Trust — CEO

Our views on the mezzanine side of our book. Well, each one of our loans is an individual loan. There are — you know, we have 168 loans with an amortized cost of $544 million in our mezzanine loan portfolio, and as we said, our nonperforming loans represent a small percentage of our overall loan portfolio of $2.2 billion or not — but a normal — a handful of loans that are idiosyncratic, so we do see more stress to a certain extent, but not a tremendous amount of stress, because we have been — our mezzanine loans are not investments in condo conversions or other non-income-producing properties. They really are based — backed mostly — by almost entirely income-producing properties, multi-family, office, retail and 5.6% other, and diversified across a number of geographic regions.

Jason Arnold - RBC Capital Markets — Analyst

Okay. So just, I guess going forward, I mean now that we are kind of seeing some economic weakness, I guess I would assume that NPA will potentially rise but do you have any, I guess, thoughts on what you will do with reserving, anything like that, any view going forward or are you just going to take it as it comes?

Daniel Cohen - RAIT Financial Trust — CEO

I am going ask Scott Schaeffer, who is here with us. The question is — he would not because he was not answering the question directly. The question really was do we have any overall policy, do you see any overall trend in our mezzanine loan book and do we believe that we shall be doing anything in terms of our financial statements, in terms of general trends, or do we see nonperforming loans — obviously we don’t see non-performing loans -

Scott Schaeffer - RAIT Financial Trust — Co-President

No the majority of the mezzanine loans on our book were generated — were originated prior to 2007, even before the last half of 2006. So these mezzanine loans are largely seasoned and they have all been performing, and as Daniel pointed out they’re all secured by cash flowing assets.

Jason Arnold - RBC Capital Markets — Analyst

Okay. And I guess another question about the residual interest there, do you guys, on the reported value of the retained interest in, like RAIT 1 and RAIT 2, is that purely the investment there or is there any imputed expectation for losses or anything like that built in?

Jack Salmon - RAIT Financial Trust — CFO

It is basically our residual interest we retained, these are really financing transactions for us on our commercial portfolio. So we retain up to 20% of the capital stack in both of those transactions we retained as well as we have approximately $350 million of loans that are on balance sheet, that are basically direct funded off our corporate structure. So both in our CRE transactions and our balance sheet loans, the $790 million reflects the cash and equity we have at work in support of the loans that are on the books.

Jason Arnold - RBC Capital Markets — Analyst

But there’s no, I guess what I am trying to get at, you haven’t said okay, we expect losses of 2% or something like that in the value. It is just -

Jack Salmon - RAIT Financial Trust — CFO

We don’t book our reserves on a formulaic basis in that portfolio, it is basically specific identification of known and expected losses on an asset-by-asset basis. We look at it very carefully month-to-month and review our adequacy of our loan loss reserve on a quarterly basis.

Jason Arnold - RBC Capital Markets — Analyst

Okay, so it is just — it’s going to be reserving out of the earnings as it goes forward. I got you. And then — I’m sorry, go ahead.

Jack Salmon - RAIT Financial Trust — CFO

Specific identification method.

Jason Arnold - RBC Capital Markets — Analyst

Okay. And then I guess one other question on Europe 1 and 2, there’s some CMBS and some other assets that would be mark to market. Do you guys have any triggers, market valuation triggers in the deals that would potentially cut off cash flows there, or is that not the case in those deals.

Daniel Cohen - RAIT Financial Trust — CEO

Two things. Those securities are very small in the deals but secondly, we don’t have any market value triggers at all in any of our deals.

Jason Arnold - RBC Capital Markets — Analyst

Okay. And then, I guess, one other quick one, I think you guys have said that you sold assets for somewhere a little less than $100 million loss. What exactly was sold?

Jack Salmon - RAIT Financial Trust — CFO

We sold some securities and we also sold some interests in two of our Taberna CDOs, and by selling off those interests we sold off a significant portion of what we held previously such that we no longer would consolidate those two transactions, and because those transactions had incurred significant losses from the date of sale, the act of selling them had the effect of reversing the negative basis associated with those losses and recording a gain in the fourth quarter.

Jason Arnold - RBC Capital Markets — Analyst

Okay. One other quick one. This is kind of referring to the previous question. You guys will continue reporting the economic book value as well in addition to the FAS 159 book value, correct?

Jack Salmon - RAIT Financial Trust — CFO

Yes.

Jason Arnold - RBC Capital Markets — Analyst

Very good. Thank you.

Daniel Cohen - RAIT Financial Trust — CEO

Thank you.

Operator

Your next question comes from the line of Jason Deleeuw with Piper Jaffray. Please proceed.

Jason Deleeuw - Piper Jaffray — Analyst

Thank you and good afternoon. On the Taberna 8 and 9 CDOs, you still have a lot of invested capital in those. I want to make sure I heard you correctly where you said there were no non-performing assets in those CDOs, and if that’s the case then what is it about those CDOs that differs from the other ones? Is it simply you just don’t have as much home builder and mortgage REIT exposure or are there some other factors there?

Daniel Cohen - RAIT Financial Trust — CEO

I think that what you said is that basically correct in that they were, the — I mean if you remember this mortgage, the change in the mortgage market has happened relatively late and so we have less and different mortgage exposure in those CDOs And none of the — and I think that’s the basic differential, in that they were ramped up — mostly these are CDOs that were ramped up between the second quarter of 2007 and currently, and therefore — over the fourth quarter, and therefore we were fortunate enough not to have companies that hit the mortgage and home building collapse that happened quite precipitously, that seems to be on the same levels as anything that’s happened in the last 100 years. Fortunately that event had already started to happen when we were ramping up those two CDOs.

Jason Deleeuw - Piper Jaffray — Analyst

Okay. And I guess in Europe, are you originating any TruPS in Europe or is it just commercial real estate?

Daniel Cohen - RAIT Financial Trust — CEO

We are originating TruPS — well, not TruPS but long-dated securities, subordinated debentures to real estate companies in Europe, and that is — and those long-dated debentures are to the types of equity type of residential, non-construction companies that have strong cash flows and very strong balance sheets, and on top of that a very — somewhat more sanguine and less leveraged real estate environment in Europe.

Jason Deleeuw - Piper Jaffray — Analyst

Okay. I know there has been alot of talk about the outlook for commercial real estate credit, and just in the press, and in the industry there’s a lot of concern as to where credit is going. We are coming off of historical lows in terms of some of the best credit performance that you know, in history for commercial real estate. So I guess if you could talk about what your view is over the next year, and if there has been any significant change in the last quarter on your view for commercial real estate credit and, you know, what are the major risks, you know, as it relates to your portfolio, is it simply the risk of rising unemployment because you have large multi-family loans, or is it also falling prices, inability for borrowers to refinance? What are — I know you talked that some of them have, you can still do it with Fannie and Freddie, but could you just kind of give your broader outlook on commercial real estate credit?

Daniel Cohen - RAIT Financial Trust — CEO

I think we are cautious in terms of commercial real estate credit in general. We think there are opportunities today. In terms of looking at managing a portfolio of assets, we think the opportunities today are that there is less capital out there, and the opportunity should be great as they become available to us to write even safer situations. Our belief has always been, and Scott is here with me, and Betsy is also here, and our belief has always been that when you invest in income-producing properties, that’s the safest area of real estate. Obviously we have risks from rising — if unemployment soars in multi-family portfolios, obviously that’s a negative. Today you have been seeing, you know, better development of multi-family statistics, for a whole variety of reasons.

But things are, you know, somewhat idiosyncratic. We have basic property types, 75%, 80% of our properties are multi-family and office, another 20% is retail. We don’t have exposure to hotels or - and we don’t have exposure to condo projects, and hopefully over 2006 and 2007 we will focus mostly on senior lending rather than mezzanine lending. It was driven by the same philosophy I think that drove us to believe that the trust preferreds were good investments to make because they were based on cash flows from companies. We didn’t see the complete change of the securitization environment and the overexpansion of the home building industries. And that — we are, you know, we believe that where you have an asset producing cash flow that that is where you can have the best lending opportunities. We are, you know, cautious and I think our overall perspective on commercial real estate is cautious. I wouldn’t say it is negative. I would say it is cautious. Scott, how would you [inaudible]?

Scott Schaeffer - RAIT Financial Trust — Co-President

I completely agree with you. I think the stress that you see in the marketplace today is really somewhat limited to development loans, land loans, condo conversion projects, and for income-producing properties of the type that we are collateralized with, the fundamentals are still fine.

Betsy Cohen - RAIT Financial Trust — Chairman

I think I would only add that you have to remember that our real estate loans, as Scott and Daniel described them, are all in matched funded and matched duration vehicles, so they are protected against the pressure of having to sell at any given moment a particular property, and that structure is one that is protective of the value of the properties as well as anything. So, I think that we feel that we have always an opportunity to originate loans going forward that are underwritten within the context of having less ability to refinance, less ability to sell on a whim, and that is a good thing, but that the current portfolio has duration protection on the liability side.

Jason Deleeuw - Piper Jaffray — Analyst

Thank you. I appreciate all of the color. And just lastly, I believe you said there was some severance charges for this quarter in the comp expense. Could you quantify that?

Jack Salmon - RAIT Financial Trust — CFO

It was approximately $2.5 million.

Jason Deleeuw - Piper Jaffray — Analyst

Thank you very much.

Operator

At this time, there are no further questions in queue. I would like to turn the conference back over to Daniel Cohen for closing comments.

Daniel Cohen - RAIT Financial Trust — CEO

Okay. Well, I think our closing comments are thank you very much for joining us today, and we look forward to speaking to you at the next quarterly conference call.

Operator

Thank you for your participation in today’s conference. This concludes the presentation. You may now disconnect, and have a great day.